Exhibit 4.3

Mexus Gold US
Stock Option Grant Notice

Mexus Gold US 2015 Stock Incentive Plan

FOR GOOD AND VALUABLE CONSIDERATION, Mexus Gold US (the “Company”), hereby grants to the Optionee named below, a stock option (the “Option”) to purchase any part or all of the specified number of shares of its Common Stock (“Option Shares”), upon the terms and subject to the conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), at the specified purchase price per share without commission or other charge. The Option is granted pursuant to the Company’s 2015 Stock Incentive Plan (the “Plan”) and the Stock Option Agreement (the “Option Agreement”), promulgated under the Plan and in effect as of the date of this Grant Notice.

Optionee:
Date of Grant:
Vesting Commencement Date:
Number of Option Shares :
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:	Ten years after Date of Grant

Type of Grant:	❑ Incentive Stock Option1	❑ Nonstatutory Stock Option

Exercise Schedule:	❑ Same as Vesting Schedule	❑ Early Exercise Permitted

Vesting Schedule: Except as otherwise provided in the Option Agreement, the number of Option Shares that are vested (disregarding any resulting fractional share) as of any date shall be determined as follows: (i) no Option Shares will be vested prior to the Vesting Commencement Date; (ii) twenty-five percent (25%) of the Option Shares will be vested upon the one (1) year anniversary of the Vesting Commencement Date, provided, however, that there has not been a Termination of Service as of such date; and (iii) the balance of the Option Shares will be vested in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, provided, however, that there has not been a Termination of Service as of each such date. In no event will the Option become exercisable for any additional Option Shares after a Termination of Service.

Payment:	By one or a combination of the following items (described in the Plan):

	❑	By cash or check

	❑	By net exercise, if the Company has established procedures for net exercise

Additional Terms/Acknowledgements: The undersigned Optionee acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement, and the Plan. Further, by their signatures below, the Company and the Optionee agree that the Option is governed by this Grant Notice and by the provisions of the Plan and Option Agreement, both of which are attached to and made a part of this Grant Notice. Optionee acknowledges receipt of copies of the Plan and the Option Agreement, represents that the Optionee has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions. Optionee further acknowledges that, as of the Date of Grant, this Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Optionee and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject, with the exception of options previously granted under the Plan.

1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

Mexus Gold US		Optionee: [name]

By:
	[Name, Title]	Signature

Date:		Date:

Attachments:

(I) Stock Option Agreement;
(II) 2015 Stock Incentive Plan
(III) Notice of Exercise

Attachment I

STOCK OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Mexus Gold US 2015 Stock Incentive Plan

Effective as of _____________, 2015

Pursuant to the Stock Option Grant Notice (“Grant Notice”) and this Option Agreement (“Option Agreement”), Mexus Gold US, a Nevada corporation (the “Company”) has granted to Optionee an option under the Company’s 2015 Stock Incentive Plan (the “Plan”), to purchase the number of shares of the Company’s Common Stock indicated in Optionee’s Grant Notice, at the exercise price indicated in such Grant Notice. This Option Agreement is incorporated by reference into and made a part of the Grant Notice. Whenever capitalized terms are used in this Option Agreement, they shall have the meaning specified (i) in the Plan, (ii) in the relevant Grant Notice, or (iii) below, unless the context clearly indicates to the contrary.

The details of the Option granted to Optionee are as follows:

1. Term of Option. Subject to the maximum time limitations in Sections 5(b) and 6(a) of the Plan, the term of the Option shall be the period commencing on the Date of Grant and ending on the Expiration Date (as defined in the Grant Notice), unless terminated earlier as provided herein or in the Plan.

2. Exercise Price. The Exercise Price of the Option granted hereby shall be as provided in the Grant Notice.

3. Exercise of Option.

(a) The Grant Notice sets forth the rate at which the Option Shares shall become subject to purchase (“vest”) by Optionee.

(b) In the event of a Change in Control of the Company, except as otherwise may be provided in the Plan or Grant Notice, the vesting of the Option shall not accelerate, and the Option shall terminate if not exercised (to the extent then vested and exercisable) at or prior to such Change in Control.

(c) Optionee shall exercise the Option, to the extent exercisable, in whole or in part, by sending written notice to the Company on a Notice of Exercise in the form attached to the Grant Notice of his or her intention to purchase Option Shares hereunder, together with a check in the amount of the full purchase price of the Option Shares to be purchased, or such other form of payment as permitted by the Grant Notice. Except as otherwise consented to by the Company, Optionee shall not exercise the Option at any one time with respect to less than five percent (5%) of the total Option Shares set forth in the Grant Notice unless Optionee exercises all of the Option then vested and exercisable.

(d) If the Option is an Incentive Stock Option, by Optionee’s exercise of the Option, Optionee agrees that he or she will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of the Option that occurs within two (2) years after the date of the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of the Option.

(e) Optionee agrees to complete and execute any additional documents which the Company reasonably requests that Optionee complete in order to comply with applicable federal, state and local securities laws, rules and regulations.

(f) Subject to the Company’s compliance with all applicable laws, rules and regulations relating to the issuance of such Option Shares and Optionee’s compliance with all the terms and conditions of the Grant Notice, this Option Agreement, and the Plan, the Company shall promptly deliver the Option Shares to Optionee.

(g) Except as otherwise provided herein or in the Plan, the Option may be exercised during the lifetime of Optionee only by Optionee.

(h) In the event that Optionee is an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), Optionee may not exercise his or her Option until the later of (i) the date that he or she shall have completed at least six (6) months of service to the Company measured from the Date of Grant specified in Optionee’s Grant Notice, or (ii) the date set forth in the Grant Notice for when the Option is first exercisable.

4. Exercise Prior to Vesting (“Early Exercise”).

If expressly permitted by the Grant Notice and subject to the provisions of this Option Agreement, Optionee may, at any time that is both (i) prior to a Termination of Service; and (ii) prior to the Expiration Date, elect to exercise all or part of the Option, including the nonvested portion of the Option; provided, however, that:

(a) a partial exercise of the Option shall be deemed to cover first any vested Option Shares and then the earliest vesting installment(s) of unvested Option Shares;

(b) any Option Shares so purchased from installments which have not vested as of the date of exercise shall be subject to a purchase option in favor of the Company, pursuant to an Early Exercise Stock Purchase Agreement in form satisfactory to the Company;

(c) Optionee shall enter into the Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d) as provided in the Plan, if the Option is an Incentive Stock Option, to the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which the Option plus all other Incentive Stock Options held by Optionee are exercisable for the first time during any calendar year (under all plans of the Company and its Affiliates) exceeds One Hundred Thousand Dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

5. Option Not Transferable. The Option granted hereunder shall not be transferable in any manner other than as provided in Section 6(d) of the Plan. More particularly (but without limiting the foregoing), the Option may not be assigned, transferred (except as expressly provided in the Plan), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

6. Termination of Option.

(a) To the extent not previously exercised, the Option shall terminate on the Expiration Date; provided, however, that except as otherwise provided in this Section 6, the Option may not be exercised more than sixty (60) days after the Termination of Service of Optionee for any reason (other than for Cause, as defined below, or upon Optionee’s death or Disability). Within such sixty (60)-day period, except as may otherwise be specifically provided in this Option Agreement or any other agreement between Optionee and the Company which has been approved by the Board, Optionee may exercise the Option only to the extent the same was exercisable on the date of such termination and said right to exercise shall terminate at the end of such period.

(b) In the event of the Termination of Service of Optionee as a result of Optionee’s Disability, the Option shall be exercisable for a period of six (6) months from the date of such termination, but in no event later than the Expiration Date and only to the extent that the Option was exercisable on the date of such termination.

(c) In the event of the Termination of Service of Optionee as a result of Optionee’s death, the Option shall be exercisable by Optionee’s estate (or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution) for a period of twelve (12) months from the date of such termination, but in no event later than the Expiration Date and only to the extent that Optionee was entitled to exercise the Option on the date of death.

(d) In the event of the Termination of Service of Optionee for Cause (as defined below), unless otherwise determined by the Board, (A) the Option shall expire as of the date of the first occurrence giving rise to such termination or upon the Expiration Date, whichever is earlier; (B) Optionee shall have no rights with respect to any unexercised portion of the Option; and (C) any Option Shares issued in respect of the exercise of the Option on or after the date of the first act and/or event constituting Cause shall have occurred shall be deemed to have been issued in respect of an expired option, and shall thereupon be deemed null and void ab initio, and Optionee shall have no claims to, or rights in, any such Option Shares. “Cause” means with respect to Optionee, the occurrence of any of the following events, as reasonably determined by the Board in each case: (i) Optionee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Optionee’s commission, or attempted commission, of, or participation in, a fraud or act of dishonesty against the Company or any Affiliate, or any of their respective employees, officers or directors; (iii) Optionee’s intentional, material violation of any contract or agreement between the Optionee and the Company or any Affiliate or of any statutory duty owed to the Company or any Affiliate; (iv) Optionee’s unauthorized use or disclosure of the Company’s or an Affiliate’s material confidential information or trade secrets; (v) Optionee’s gross misconduct in connection with Optionee’s service to the Company or an Affiliate; or (vi) Optionee’s failure to promptly return all documents and other tangible items belonging to the Company or its Affiliates in the Participant’s possession or control, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents or information contained therein, upon a Termination of Service for any reason. “Cause” shall not require that a civil judgment or criminal conviction have been entered against, or guilty plea shall have been made by, Optionee regarding any of the matters referred to in clauses (i) through (vi). Accordingly, the Board shall be entitled to determine “Cause” based on the its good faith belief. If the Optionee is criminally charged with a felony or similar offense, that shall be a sufficient, but not a necessary, basis for such a belief. Unless otherwise specifically provided in the Grant Notice, the foregoing definition of “Cause” shall apply for all purposes relating to the Option, notwithstanding any employment or other agreement by and between Optionee and the Company or any Affiliate thereof that defines a termination on account of “Cause” (or a term having similar meaning).

(e) Notwithstanding the foregoing, the Option is subject to earlier termination upon a Change in Control, as provided in Section 3(b) above and in Section 11 of the Plan, or upon the dissolution of the Company. If the Option will terminate in connection with a Change in Control, the Company shall provide written notice to Optionee of a proposed transaction constituting a Change in Control, not less than ten (10) days prior to the anticipated effective date of the proposed transaction.

(f) Notwithstanding anything herein to the contrary, no portion of any Option which is not exercisable by Optionee upon the Termination of Service of such Optionee shall thereafter become exercisable, regardless of the reason for such termination, except as may otherwise be specifically provided in this Option Agreement or any other agreement between Optionee and the Company which has been approved by the Board.

7. No Right to Continued Service. The Option does not confer upon Optionee any right to continue as an Employee or Director of, or Consultant to, the Company or an Affiliate, nor does it limit in any way the right of the Company or an Affiliate to terminate Optionee’s employment or other relationship with the Company or an Affiliate, at any time, with or without Cause.

8. Notice of Tax Election. If Optionee makes any tax election relating to the treatment of the Option Shares under the Internal Revenue Code of 1986, as amended, Optionee shall promptly notify the Company of such election.

9. Acknowledgments of Optionee. Optionee acknowledges and agrees that:

(a) Although the Company has made a good faith attempt to qualify the Option as an incentive stock option within the meaning of Sections 421, 422 and 424 of the Code (if the Grant Notice provides that the Option is an Incentive Stock Option), the Company does not warrant that the Option granted herein constitutes an “incentive stock option” within the meaning of such sections, or that the transfer of Option Shares will be treated for federal income tax purposes as specified in Section 421 of the Code.

(b) Optionee shall notify the Company in writing within fifteen (15) days of each disposition (including a sale, exchange, gift or a transfer of legal title) of the Option Shares made within two years after the issuance of such Option Shares.

(c) If the Grant Notice provides that the Option is an Incentive Stock Option, Optionee understands that if, among other things, he or she disposes of any Option Shares granted within two years of the granting of the Option to him or her or within one year of the issuance of such shares to him or her, then such Option Shares will not qualify for the beneficial treatment which Optionee might otherwise receive under Sections 421 and 422 of the Code.

(d) Optionee and his or her transferees shall have no rights as a shareholder with respect to any Option Shares until the date of the issuance of a stock certificate evidencing such Option Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 10 of the Plan.

(e) Certificates representing Option Shares acquired pursuant to the exercise of Incentive Stock Options shall be imprinted with the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON EXERCISE OF AN INCENTIVE STOCK OPTION AS DEFINED IN SECTION 422 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“ISO”). IN ORDER TO OBTAIN THE PREFERENTIAL TAX TREATMENT AFFORDED TO ISOs, THE SHARES SHOULD NOT BE TRANSFERRED PRIOR TO THE LATER OF (A) TWO YEARS AFTER THE DATE OF GRANT OF SUCH ISO, OR (B) ONE YEAR AFTER THE DATE OF EXERCISE OF SUCH ISO. SHOULD THE REGISTERED HOLDER ELECT TO TRANSFER ANY OF THE SHARES PRIOR TO SUCH DATE AND FOREGO ISO TAX TREATMENT, THE TRANSFER AGENT FOR THE SHARES SHALL NOTIFY THE CORPORATION IMMEDIATELY. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE INCENTIVE STOCK OPTION IN THE REGISTERED HOLDER'S NAME (AND NOT IN THE NAME OF ANY NOMINEE) PRIOR TO THIS DATE OR UNTIL TRANSFERRED AS DESCRIBED ABOVE.

10. Withholding Obligations. Whenever Option Shares are to be issued under the Option Agreement, the Company shall have the right to require Optionee to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to issuance and/or delivery of any certificate or certificates for such Option Shares.

11. No Obligation to Notify. The Company shall have no duty or obligation to Optionee to advise Optionee as to the time or manner of exercising the Option. Furthermore, except as specifically set forth herein or in the Plan, the Company shall have no duty or obligation to warn or otherwise advise Optionee of a pending termination or expiration of the Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of the Option granted to Optionee.

12. Miscellaneous.

(a) This Option Agreement shall bind and inure to the benefit of the parties’ heirs, legal representatives, successors and permitted assigns.

(b) This Option Agreement, the Grant Notice and the Plan, constitute the entire agreement between the parties pertaining to the subject matter contained herein and they supersede all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Option Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Option Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. In the event there exists any conflict or discrepancy between any of the terms in the Plan and this Option Agreement, the terms of the Plan shall be controlling. A copy of the Plan has been delivered to Optionee and also may be inspected by Optionee at the principal office of the Company.

(c) Should any portion of the Plan, the Grant Notice or this Option Agreement be declared invalid and unenforceable, then such portion shall be deemed to be severable from this Option Agreement and shall not affect the remainder hereof.

(d) All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its principal executive office, and to Optionee at the address set forth in the Company’s records, or at such other address as the Company or Optionee may designate by ten (10) days advance written notice to the other party hereto.

(e) This Option Agreement shall be construed according to the laws of the State of California.

Attachment II

Mexus Gold US 2015 Stock Incentive Plan

Attachment III

Notice Of Exercise

Mexus Gold US
1805 N. Carson Street, Suite 150,
Carson City, NV 89701

Date of Exercise: _______________

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ❑	Nonstatutory❑
Stock option dated:
Number of shares as to which option is exercised:
Certificates to be issued in name of:
Total exercise price:	$	$
Cash or check payment delivered herewith:	$	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Mexus Gold US 2015 Stock Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock (the “Shares”) issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

I acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting restrictions pursuant to the Option Agreement, the Company’s Certificate of Incorporation, Bylaws and/or applicable securities laws.

Very truly yours,

_______________________________________